Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher rfisher@webmd.net 212-624-3817	Kate Hahn khahn@webmd.net 212-624-3760
WebMD Announces First Quarter Financial Results
WebMD Total Revenue Increased 20%; Advertising Revenue Increased 28%
WebMD Adjusted EBITDA Increased 68%
New York, NY (May 4, 2010) - WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced financial results for the three months ended March 31, 2010.
For the three months ended March 31, 2010:
•	Revenue was $108.0 million, compared to $90.3 million in the prior year period, an increase of 20%.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $25.7 million, compared to $15.3 million in the prior year period, an increase of 68%.

•	Net loss was $(3.8) million or $(0.07) per share, compared to net income of $0.4 million or $0.01 per share in the prior year period.

•	Net income would have been $5.1 million compared to a net loss of $(3.8) million in the prior year period when excluding the effect of a $28.8 million loss related to the disposition of the Company’s auction rate securities investments and a $3.7 million loss on convertible notes, net of the related tax benefit of $23.6 million in the first quarter and when excluding a $6.6 million gain related to convertible notes, net of related tax expense of $2.4 million in the prior year period.
“Our strong first quarter results demonstrate WebMD’s continued leadership in the online health and wellness market,” said Wayne Gattinella, President and CEO. “The significant scale and strong engagement of our consumer and physician audience is attracting more of the spending from traditional marketing channels as the transformation of healthcare marketing is accelerating.”
Financial Summary
Revenue for the first quarter was $108.0 million, compared to $90.3 million in the prior year period, an increase of 20%. Specifically:

•	Public portal advertising and sponsorship revenue was $86.3 million for the first quarter, compared to $67.3 million in the prior year period, an increase of 28%. Traffic to the WebMD Health Network continued to grow, reaching an average of 82.1 million unique users per month and total traffic of over 1.8 billion page views during the first quarter, increases of 33% and 22%, respectively, from a year ago. In the first quarter of 2010, WebMD added a new affiliate site, drugs.com, to the WebMD Health Network. Consistent with the prior year period, 1.5 million continuing medical education (CME) programs were completed on the WebMD Professional Network during the first quarter.

•	Private portal services revenue was $21.8 million for the first quarter, a decrease of $1.2 million from the prior year period. The base of large employers and health plans using WebMD’s private Health and Benefits portals during the first quarter was 131 as compared to 134 in the prior year period.
Adjusted EBITDA for the first quarter was $25.7 million, compared to $15.3 million in the prior year period, an increase of 68%.
As of March 31, 2010, WebMD had $808 million in cash and investments which included $286 million in auction rate securities investments and $65.5 million of senior secured notes. WebMD had approximately $412 million in aggregate principal amount of convertible notes outstanding.
Transactions Subsequent to March 31, 2010
The following transactions were completed subsequent to the quarter ending on March 31, 2010:
•	WebMD completed a tender offer to repurchase approximately 5.2 million shares for $242 million in cash.

•	WebMD received cash proceeds of $65.5 million from the sale of the Senior Secured Notes it received as consideration in the sale of HLTH’s Porex business.

•	In April 2010, WebMD received $286 million in cash from the sale of its auction rate securities investments and has retained the ability to receive the upside on the auction rate securities for a period of two years.

•	During April 2010, $41.9 million of the Company’s 1.75% convertible notes and $12.7 million of its 3 1/8% convertible notes were converted into an aggregate of 1.6 million shares.
After giving effect to these transactions on amounts in the March 31, 2010 balance sheet, WebMD would have had $566 million in cash and cash equivalents and approximately $357 million in aggregate principal amount of convertible notes outstanding.
WebMD Launches New Health Social Networking Platform on WebMD.com
During the quarter, WebMD launched a new health social networking platform. WebMD Health Exchange gives consumers the ability to connect with world-class health experts and the large community of WebMD members to exchange real experiences, discuss personal challenges and receive direct answers and support. WebMD Health Exchange also enables third party sponsors to create branded exchanges and to host consumer discussions on specific health and wellness topics most important to them.

WebMD Releases New Version of Free Mobile Application for Physicians
Medscape Mobile for physicians has attracted over 300,000 iPhone® and iPod touch® users since its launch less than one year ago, quickly becoming the premier clinical reference tool at the point of care and eclipsing most other hand held medical applications. The new release of Medscape Mobile launched this quarter adds in-depth clinical reference data on diseases, conditions and procedures that include medical images and videos. In April, Medscape Mobile was launched for Blackberry® users in addition to the iPhone®.
WebMD Named Most Trusted Brand in U.S. in New Study
The latest Millward Brown global consumer brand study finds WebMD is the most trusted consumer brand. The WebMD brand ranked #1 in the United States ahead of Tylenol®, Amazon® and FedEx®. Millward Brown, a WPP-owned research company, has been conducting brand leadership studies for the consumer industry for more than 12 years.
Financial Guidance
WebMD reaffirmed its 2010 guidance, which was issued on February 18, 2010, for revenue and Adjusted EBITDA today. Attached to this press release is an updated financial guidance schedule which reflects the impact on interest income, interest expense and share counts resulting from the Company’s recently completed tender offer and the repurchases and conversions of its convertible notes discussed above.
For the second quarter of 2010, WebMD expects:
•	Revenue to be in excess of $115 million, an increase in excess of 16% from last year. Public portal advertising and sponsorship revenue is expected to grow in excess of 23%.

•	Adjusted EBITDA to be in excess of 26% of revenue.

•	Income from continuing operations to be in excess of 6% of revenue.
Additional detail is provided in a schedule attached to this release.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its first quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. Approximately 80 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList, theHeart.org and drugs.com.

*****************************
All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; the benefits expected from new or updated products or services and from other potential sources of additional revenue; and expectations regarding the market for investments in auction rate securities (ARS). These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
*************************************
This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
*****************************
WebMD®, Medscape ®, eMedicine®, MedicineNet®, RxList ®, Subimo ®, Medsite®, Summex®, WebMD ® Health Exchange and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

4